Resonant Inc. Names Martin McDermut as CFO

Seasoned Executive Brings More Than 30 Years of Broad Financial Leadership

GOLETA, CA - October 31, 2018 - Resonant Inc. (NASDAQ: RESN), a leader in transforming the way radio frequency, or RF, front-ends are being designed and delivered for wireless devices, today announced Martin “Marty” McDermut as the company’s new Chief Financial Officer effective November 15, 2018. McDermut will report to CEO George B. Holmes and be responsible for Resonant’s corporate finance and administrative functions.

“Marty has extensive public company CFO experience, in addition to in depth knowledge of the semiconductor industry,” stated George B. Holmes, CEO of Resonant. “Most recently he served at two publicly traded, semiconductor companies.  Marty also worked as an advisor with our founders as they established Resonant and, as a result, brings a unique perspective to our company. I look forward to working with Marty as we expand upon our success delivering industry leading RF front-end designs faster and more cost effectively than traditional methods – and execute on our roadmap toward long-term, profitable growth and shareholder value.”

“Resonant’s innovative software and technology are well placed to benefit from the continued growth of the RF front-ends market, especially as 5G becomes mainstream,” said McDermut. “I am excited to join Resonant as it is expanding and deepening its customer base, capitalizing on the opportunity for significant growth.”

Martin McDermut

McDermut, with more than 30 years of broad financial leadership, has a strong track record in strategic and financial planning, business development, mergers and acquisitions, and public equity markets for technology companies. Prior to joining Resonant, McDermut served as Vice President and Chief Financial Officer of Applied Micro Circuits Corporation, a publicly traded semiconductor company, from January 2016 to February 2017 when the company was acquired by MACOM Technology Solutions Holdings, Inc. Prior to that, McDermut served as Senior Vice President, Finance and Chief Financial Officer of Vitesse Semiconductor Corporation, a publicly traded semiconductor company, from August 2011 to April 2015 when the company was acquired by Microsemi Corporation. Prior to that, McDermut served as a managing director and consultant at Avant Advisory Group, LLC, a management consulting firm based in Los Angeles and Santa Barbara, CA. He also served as chief financial officer for other publicly traded companies including Iris International Inc. and Superconductor Technologies Inc. He was a partner at the public accounting firm of Coopers & Lybrand LLP (now known as PricewaterhouseCoopers LLP).

McDermut is a member of the board of directors of CDTi Advanced Materials, Inc. and Public Square Santa Barbara.

McDermut holds a BA in economics from the University of Southern California and an MBA from the University of Chicago Booth School of Business. He is a Certified Public Accountant.

About Resonant Inc.
Resonant (NASDAQ: RESN) is transforming the market for RF front-ends (RFFE) by disrupting the RFFE supply chain through the delivery of solutions that leverage our Infinite Synthesized Network (ISN®) software tools platform, capitalize on the breadth of our IP portfolio, and are delivered through our services offerings. In a market that is critically constrained by limited designers, tools and capacity, Resonant addresses these critical problems by providing customers with ever increasing design efficiency, reduced time to market and lower unit costs. Customers leverage Resonant’s disruptive capabilities to design cutting edge filters and modules, while capitalizing on the added stability of a diverse supply chain through Resonant’s fabless ecosystem-the first of its kind. Working with Resonant, customers enhance the connectivity of current mobile devices, while preparing for the demands of emerging 5G applications.

To learn more about Resonant, view the series of videos published on its website that explain Resonant's technologies and market positioning:

•	Infinite Synthesized Networks, ISN® Explained

•	What is an RF Filter?

•	RF Filter Innovation

•	Transforming the Mobile Filter Supply Chain
For more information, please visit www.resonant.com.

Resonant uses its website (https://www.resonant.com) and LinkedIn page (https://www.linkedin.com/company/resonant-inc-/) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and Resonant may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the company’s website and its social media accounts in addition to following the company’s press releases, SEC filings, public conference calls, and webcasts.

About Resonant’s ISN® Technology
Resonant can create designs for difficult bands, modules and other complex RF Front End requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. ISN® is a suite of proprietary mathematical methods, software design tools and network synthesis techniques that enable us to explore a much larger set of possible design solutions that regularly incorporate our proprietary technology. We then quickly deliver design simulations to our customers, which they manufacture or have manufactured by one of our foundry partners. These improved solutions still use Surface Acoustic Wave (SAW) or Temperature Compensated Surface Acoustic Wave (TC-SAW) manufacturing methods and perform as well as those using higher cost manufacturing methods such as Bulk Acoustic Wave (BAW). Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant's models are fundamental, integration with its foundry and fab customers is seamless because its models speak the "fab language" of basic material properties and dimensions.

Investor Relations Contact:
Moriah Shilton, LHA Investor Relations, 1-415-433-3777, RESN@lhai.com